Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Dynegy Inc.:

1.	Registration Statement (Form S-8 No. 333-141810 pertaining to various benefit plans including equity, savings and deferred compensation plans),
2.	Registration Statement (Form S-4 No. 333-139221),
3.	Registration Statement (Form S-3 No. 333-115148),
4.	Registration Statement (Form S-3 No. 333-66088),
5.	Registration Statement (Form S-3 No. 333-47532),
6.	Registration Statement (Form S-3 No. 333-31394), and
7.	Registration Statement (Form S-3 No 333-32036);

of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedules of Dynegy Inc. and the effectiveness of internal control over financial reporting of Dynegy Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Houston, Texas

February 28, 2008